AMENDMENT NO. 1

to the

POOLING AND SERVICING AGREEMENT

dated as of June 1, 2005

HOME EQUITY MORTGAGE LOAN ASSET-BACKED TRUST,

HOME EQUITY MORTGAGE LOAN ASSET-BACKED CERTIFICATES,

SERIES INABS 2005-B

This AMENDMENT NO. 1, dated and effective as of January 6, 2006 (this “Amendment”), among INDYMAC ABS, INC. (the “Depositor”), INDYMAC BANK, F.S.B. (the “Seller” and the “Servicer”) as applicable and DEUTSCHE BANK NATIONAL TRUST COMPANY (the “Trustee”), to the Pooling and Servicing Agreement relating to the above-captioned Certificates, dated as of June 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, the Seller, the Servicer and the Trustee.

RECITALS

WHEREAS, the parties hereto are entering into this Amendment pursuant to the first paragraph of Section 10.01 of the Pooling and Servicing Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.   Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

SECTION 2.   Amendment. The parties hereto agree to amend the Pooling and Servicing Agreement as provided herein:

(a)         Section 2.07 of the Pooling and Servicing Agreement is hereby amended by replacing subsection (c) with the following paragraph:

(c)

The obligation of the Trust Fund to purchase a Subsequent Mortgage Loan on any Subsequent Transfer Date is subject to the satisfaction of the conditions set forth in the immediately preceding paragraph and the accuracy of the following representations and warranties with respect to the each such Subsequent Mortgage Loan determined as of the applicable Subsequent Cut-off Date: (i) such Subsequent Mortgage Loan may not be 30 or more days delinquent as of the applicable Subsequent Cut-off Date; provided, however, that such Subsequent Mortgage Loans may have a first payment date occurring on or after the applicable Subsequent Cut-off Date and, therefore, such Subsequent Mortgage Loan could not have been delinquent as of such Subsequent Cut-off Date; (ii) the remaining term to maturity of such Subsequent Mortgage Loan will not be less than 180 months and will not exceed 360 months from its first payment date; (iii)

the Subsequent Mortgage Loan may not provide for negative amortization; (iv) the Subsequent Mortgage Loan will not have a Loan-to-Value Ratio greater than 100.00%; (v) such Subsequent Mortgage Loans will have, as of the related Subsequent Cut-off Date, a weighted average age since origination not in excess of two months; (vi) such Subsequent Mortgage Loan will not have a Mortgage Rate less than 3.500% or greater than 14.000%; (vii) such Subsequent Mortgage Loan will have been serviced by the Master Servicer since origination or purchase by the Seller in accordance with its standard servicing practices; (viii) such Subsequent Mortgage Loan will have a first payment date occurring on or before September 1, 2005; (ix) such Subsequent Mortgage Loan will have a principal balance no greater than $1,000,000; and (x) such Subsequent Mortgage Loan will have been underwritten in accordance with the criteria set forth under “—Underwriting Standards of the Seller” in the Prospectus Supplement.

SECTION 3.     Limited Effect. Except as expressly amended and modified by this Amendment, the Pooling and Servicing Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Pooling and Servicing Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to or with respect to, the Pooling and Servicing Agreement, any reference in any of such items to the Pooling and Servicing Agreement being sufficient to refer to the Pooling and Servicing Agreement as amended hereby.

SECTION 4.     Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of laws principles thereof.

SECTION 5.    Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 6.    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Amendment for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment.

SECTION 7.     Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.

SECTION 8.   Section Headings. The section headings used in this Amendment are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date hereof.

INDYMAC ABS, INC., as Depositor

By:	/s/ Andy Sciandra
Name:	Andy Sciandra
Title:	Senior Vice President Secondary Marketing

INDYMAC BANK, F.S.B. as Servicer and Seller

By:	/s/ Andy Sciandra
Name:	Andy Sciandra
Title:	Senior Vice President Secondary Marketing

DEUTSCHE BANK NATIONAL TRUST COMPANY not in its individual capacity but solely as Trustee

By:	/s/ Brent Hoyler
Name:	Brent Hoyler
Title:	Associate

By:	/s/ Renaldo Reyes
Name:	Renaldo Reyes
Title:	Vice President